                                   EXHIBIT 99

PRESS RELEASE                                Source: Camco Financial Corporation

CAMCO FINANCIAL ANNOUNCES SECOND QUARTER 2004 EARNINGS
Friday July 23, 4:32 pm ET

CAMBRIDGE, Ohio--(BUSINESS WIRE)--July 23, 2004--(Nasdaq:CAFI - News) - Camco Financial Corporation reported net earnings for the quarter ended June 30, 2004 of $1.5 million compared to $2.2 million of net earnings reported for the same quarter in 2003. Basic earnings per share for the second quarter of 2004 were $.21 compared to $.30 for the same quarter in 2003. Basic earnings per share for the second quarter 2004 were $.21 compared to $.14 for the first quarter of 2004, or a 48% increase.


For the 6 months ended June 30, 2004 Camco (or "the Company") reported net earnings of $2.6 million compared to $4.7 million of net earnings reported for the same 6 month period in 2003. Basic earnings per share for the 6 months ended June 30, 2004 were $.35 compared to $.62 for the same 6 month period in 2003. Camco paid a quarterly dividend of $.145 per share on July 16, 2004, representing an annualized yield of 4.14% based on Camco's quarter end market value.


Camco Financial Corporation President & CEO Richard C. Baylor said, "We are encouraged by our progress in evolving our sources of income from strong reliance on secondary market gains to earnings driven mostly by activities that produce core earnings, such as net interest income, deposit and loan service fees. Moreover, our continuing strategic shift in asset composition has positioned the Company to benefit from the long anticipated increases in the overall level of interest rates. Management's internal analysis projects an improvement of over 10% in net interest income will likely result if interest rates incur an instantaneous and parallel increase of 200 basis points. This trend would be expected to translate into a higher net interest margin and a $.24 annual increase in basic earnings per share."


Baylor continued, "Though overall residential loan production is lower than 2003, we are excited to see the significant pickup in our commercial real estate production which stands at $73.4 million through June 30, 2004, versus $23.27 million for the same six month period of 2003. For the six months ended June 30, 2004, commercial real estate and consumer loan production amounted to 56% of our total year to date production."


Review of significant areas:


Net Interest Margin - Management believes the net interest margin will continue to improve as Camco emphasizes the growth of the commercial real estate and consumer loan portfolios while at the same time effectively managing the cost of the company's funding sources. Through continual efforts to meet the needs of the customer base, management is actively managing a deposit structure that is anticipated to grow over the coming months, which will provide low cost funding for loans. As an example, management recently launched a new checking product line called Advantage Platinum that allows the customer to participate in local and national merchant discounts as well as reduce service charges when the customer maintains required balances in their account or total deposit relationship. They may also receive discounts on other AdvantageBank products.


Non-Interest Income - For the 6 months ended June 30, 2004 non-interest income was $3.2 million versus $6.8 million for the same period last year. This decrease is primarily due to reductions in 3 major sources of revenue. First, the gain-on-sale of loans sold into the secondary market has decreased from $2.7 million for the 6 months ended June 30, 2003 to $490,000 for the 6 months ended June 30, 2004. This reduction in the gain-on-sale of loans is directly attributable to lower production volumes of fixed rate home loans. Management expects the gain-on-sale of residential loans into the secondary market to continue at current levels. However, our anticipated increased production of adjustable rate residential loans will add to Camco's portfolio growth of interest rate sensitive and lower risk assets.

Secondly, non-interest income from Camco Title Agency, a subsidiary of Camco, has decreased. Camco Title's services are driven directly by loan production through the selling of title insurance to our customers. Camco Title's contribution to Camco's non-interest income has decreased from $957,000 for the first six months ended June 30, 2003 to $446,000 for the 6 months ended June 30, 2004. Management anticipates a modest growth of title agency net income as Camco Title expands its services throughout the Bank's franchise.


The third major area driving the decrease in non-interest income was mortgage servicing rights. Prepayments of the underlying sold portfolios occurred at the same time Camco experienced lower sales of current loan production into the secondary market. The net impact for the 6 months ended June 30, 2004 compared to the same period in 2003 was a decrease of $663,000. Management expects the impact of mortgage servicing rights on earnings to improve as interest rates increase. An increase in rates is expected to reduce prepayments from the levels that had been experienced over the past several years.


Operating Expenses - For the six months ended June 30, 2004 operating expenses were down 2.4%, from $11.6 million for the first six months of 2003 to $11.4 million for the first six months of 2004. Management continues to contain personnel costs through operating efficiencies created by the consolidation of charters in 2001 while at the same time expending resources to build and develop the current sales culture. For the six months ended 2004 personnel costs were down 8.45% when compared to the first six months of 2003. The offset to compensation expense related to FAS 91 has decreased substantially due to the drop in residential loan production, as this expense decreased from $1.8 million to $1.2 million, or approximately 33%. Occupancy and equipment expenses have decreased from $1.9 million to $1.7 million for the first six months of 2004, or a decrease of almost 8.32% as management utilizes current infrastructure more efficiently and capitalizes on past investments in technology.


Asset Quality - At the end of the second quarter of 2004, non-performing loans as a percent of loans decreased from 1.5% at June 30, 2003 to 1.39% at June 30, 2004. Correspondingly, as the portfolio continues to be managed, the allowance for loan loss allowance as a percent of loans has decreased from 77 basis points at June 30, 2003 to 66 basis points at June 30, 2004. Significant resources have been devoted to continue reducing the level of non-performing assets over the coming months and the collections effort has been intensified. At June 30, 2004, approximately 76% of the non-performing loans are single family home loans.


Strategic Vision - Camco Financial continues to actively execute and manage its long-term strategic plan. This plan encompasses the diversification of the balance sheet primarily through increasing the commercial real estate and consumer loan portfolios as well as transaction-based deposits. Critical to this strategy is the growth of the balance sheet and the corresponding increase in net interest margin. Complimentary revenue sources to enhance the net interest margin are being actively pursued while management remains vigilant to contain operating expenses in this transitional period.


Camco's announced acquisition of London Financial Corporation, London, Ohio is expected to close in August 2004. This acquisition is projected to be accretive to earnings by approximately 9 cents per share in the first year.


Camco Financial Corporation, holding company for Advantage Bank, is a multi-state thrift holding company headquartered in Cambridge, Ohio with assets of $1.1 billion. Advantage Bank and its affiliates offer community banking, mortgage banking, internet banking and title services from 32 offices in 23 communities in Ohio, Kentucky and West Virginia.


Additional information about Camco Financial may be found on Camco's web site: www.advantagebank.com.


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The words or phrases "will likely result," "are expected to," "will continue,"
"is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


Financials Attached.


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                           Camco Financial Corporation
                  Condensed Consolidated Statements of Earnings
                      Periods Ended June 30, 2004 and 2003
        (In thousands, except for per share data and shares outstanding)

                             6 Months      6 Months      3 Months      3 Months
                               Ended         Ended         Ended         Ended
                              6/30/04       6/30/03       6/30/04       6/30/03
                            (Unaudited)   (Unaudited)   (Unaudited)   (Unaudited)
                            -----------   -----------   -----------   -----------
Total Interest Income       $   25,714    $   28,611    $   12,985    $   13,918
Total Interest Expense          13,367        16,300         6,709         7,973
                            ----------    ----------    ----------    ----------
Net Interest Income             12,347        12,311         6,276         5,945
Provision for Losses
 on Loans                          510           675           255           255
                            ----------    ----------    ----------    ----------
Net Interest Income
 After Provision for
 Loan Losses                    11,837        11,636         6,021         5,690

Other Income                     3,239         6,803         1,703         3,348

General, Administrative,
  and Other Expense             11,364        11,639         5,494         5,860
                            ----------    ----------    ----------    ----------

Net Income - Before
 Income Tax                      3,712         6,800         2,230         3,178
                            ----------    ----------    ----------    ----------

Income Tax Expense               1,146         2,118           698           950
                            ----------    ----------    ----------    ----------

Reported Net Earnings       $    2,566    $    4,682         1,532         2,228
                            ==========    ==========    ==========    ==========


Earnings Per Share
 Reported:
                  Basic     $     0.35    $     0.62    $     0.21    $     0.30
                Diluted     $     0.35    $     0.61    $     0.21    $     0.29
  Basic Weighted Number
  of Shares Outstanding      7,351,487     7,599,184     7,357,635     7,524,761
Diluted Weighted Number
  of Shares Outstanding      7,406,756     7,684,116     7,403,929     7,609,534

Selected Financial Ratios

Net Interest Margin               2.47%         2.41%         2.47%         2.34%

Reported:
Return on Average Equity          5.52%         9.56%         6.59%         9.19%
Return on Average Assets          0.49%         0.87%         0.58%         0.83%




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                           Camco Financial Corporation
            Condensed Consolidated Statements of Financial Condition
        (In thousands, except for per share data and shares outstanding)

                                       (Unaudited)       Audited       (Unaudited)
                                         6/30/04         12/31/03        6/30/03
                                       -----------     -----------     -----------
Assets
------

Cash and Cash Equivalents              $    38,192     $    53,711     $    55,888
Investments                                124,694         113,758         183,633

Loans Held for Sale                          4,805           5,457          14,385

Loans Receivable                           838,699         805,266         753,059
Allowance for Loan Loss                     (5,528)         (5,641)         (5,769)
                                       -----------     -----------     -----------
    Loans Receivable, Net                  833,171         799,625         747,290

Goodwill                                     2,953           2,953           2,953
Other Assets                                64,902          63,647          63,182
                                       -----------     -----------     -----------

Total Assets                           $ 1,068,717     $ 1,039,151     $ 1,067,331
                                       ===========     ===========     ===========

Liabilities
-----------

Deposits                               $   677,567     $   671,274     $   685,183
Borrowed Funds                             289,789         262,735         273,800
Other Liabilities                            9,638          12,599          11,834
                                       -----------     -----------     -----------
Total Liabilities                          976,994         946,608         970,817

Stockholders Equity                         91,723          92,543          96,514
                                       -----------     -----------     -----------

Total Liabilities and
 Stockholders' Equity                  $ 1,068,717     $ 1,039,151     $ 1,067,331
                                       ===========     ===========     ===========

Stockholders' Equity to Total Assets          8.58%           8.91%           9.04%

Total Shares Outstanding                 7,358,888       7,332,423       7,475,224

Book Value Per Share                   $     12.46     $     12.62     $     12.91



---------------------------
Contact:
     Camco Financial Corporation, Cambridge
     Richard C. Baylor, 740-435-2040
     Mark A. Severson, 740-435-2055
     www.camcofinancial.com



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